Exhibit 99.1

For Additional Information Contact: International Speedway Corporation Wes Harris (386) 947-6465	The Cordish Company Joe Weinberg (410) 752-5444
FOR IMMEDIATE RELEASE

KANSAS SPEEDWAY AND THE CORDISH COMPANY AWARDED
CASINO MANAGEMENT CONTRACT

—Hard Rock Hotel & Casino Scheduled to Open in 2011—
—Will Petition NASCAR for Second Sprint Cup Series Race for Kansas Speedway—

     KANSAS CITY, Kan. – September 19, 2008 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC" or "the Company") and The Cordish Company ("Cordish") announced today that Kansas Entertainment, LLC ("KE"), a 50/50 joint venture between Kansas Speedway, a wholly owned ISC facility, and Cordish, has been awarded the casino management contract for Wyandotte County, Kansas, by the Kansas Lottery Gaming Facility Review Board. The Hard Rock Hotel & Casino at Kansas Speedway is scheduled to open in 2011.
"We are extremely pleased that the Review Board has chosen our Hard Rock Hotel & Casino as the preferred project," stated ISC President, Lesa France Kennedy. "They recognized that our proposal will drive the most tourism and provide the greatest economic benefit to the state and local community."
Ms. France Kennedy continued, "Kansas Speedway continues to be a tremendous success, with an annual economic impact of almost a quarter billion dollars to the state and local community. Combined with the Hard Rock Hotel & Casino development and related commitments from KE as part of its proposal, a collective economic impact in excess of $620 million is expected to be generated each year for the benefit of the taxpayers of Kansas."
The 1.5 million-square-foot, Hard Rock Hotel & Casino will include a 300-room luxury hotel; a state-of-the-art casino with 3,000 slot machines and 140 gaming tables; 275,000 square-feet of destination retail, dining and entertainment including a live music venue; first-class resort amenities; and extensive meeting and convention facilities. During construction of the hotel and casino entertainment development, KE will open and operate a first phase casino, beginning in 2009, with approximately 2,000 slot machines and 75 gaming tables.
  The project is expected to cost approximately $705 million to construct. Depending upon market conditions, the joint venture anticipates contributing between 20 and 40 percent in equity with the remaining portion expected to be funded by non-recourse, secured debt financing.
-more-

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"The Hard Rock Hotel & Casino at Kansas Speedway will be one of the most exciting developments that Cordish has undertaken," stated Cordish Chairman, David Cordish. "This project will set a new standard in gaming entertainment excellence, and we appreciate the collective confidence of the members of the Kansas Lottery Gaming Facility Review Board that recognized the tremendous opportunity our proposal provides for the citizens of Wyandotte County and the state of Kansas. Today’s award by the Review Board is especially gratifying given the outstanding caliber of the competition we faced from international gaming companies, including Sands, Pinnacle, Golden Gaming and Mohegan Sun."
     Mr. Cordish continued, "The Cordish Company is well known for its expertise in creating high-profile and high-energy gaming and entertainment destinations. We are unique in that we have the in-house expertise in all facets of real estate and gaming/entertainment development and management, which allows us to operate a mix of uses that will drive visitation and maximize both gaming and non-gaming revenues. We have developed some of the most impressive gaming developments in the country, including the Hard Rock Hotel & Casino projects in Hollywood and Tampa, Florida, which are widely recognized among the most successful gaming and entertainment projects."
Included in KE’s proposal was ISC’s commitment to petition NASCAR to realign a second NASCAR Sprint Cup Series race to Kansas Speedway by no later than 2011. The source of the race, which will come from one of ISC’s other facilities, has not been determined.
"The combination of a premium-branded Hard Rock Hotel & Casino with a major motorsports entertainment facility is destined to become one of the foremost sports and leisure destinations in the country," added Ms. France Kennedy. "This project, along with our 50/50 joint venture with Cordish to develop Daytona Live!, exemplifies ISC’s ability to unlock the value of its assets to create distinctive year-round destination centers that increase shareholder value. We are encouraged by the potential of these projects and will explore similar long-term opportunities at our other facilities that are market appropriate."
International Speedway Corporation
International Speedway Corporation (the "Company") is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal.

HARD ROCK HOTEL & CASINO AT KANSAS SPEEDWAY	PAGE 3
     The Company also owns and operates MRN® Radio, the nation’s largest independent sport radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service Corporation, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
The Cordish Company
The Cordish Company (www.cordish.com), now in its fourth generation of family ownership, is a multi-billion dollar conglomerate including one of the leading real estate development companies in the United States .. The company has diverse development expertise with divisions focused on Entertainment & Mixed-Use, Gaming & Lodging, Sports Anchored Districts, Shopping & Lifestyle Retail, Office and Residential. The Cordish Company also owns and manages a diverse group of operating businesses, ranging from restaurants/clubs to live music promotion to film/media distribution. The company values itself on the quality of its operations, its long-term relationships, and high level of integrity in all of its endeavors.
The Cordish Company is the largest and most successful developer of entertainment districts and concepts in the United States .. In particular, the company has unparalleled experience in creating and revitalizing high-profile destinations in urban core locations. Many of the Cordish Company's projects involve public/private partnerships and are of unique significance to the cities in which they are located. Prime examples are the company's prominent role in the redevelopment of four highly successful projects in Baltimore's world-famous Inner Harbor; Atlantic City, NJ; Hollywood, FL; Charleston, SC; Houston, TX; Louisville, KY; and Tampa, FL. The company currently has over one billion dollars in construction focusing primarily on Sports Anchored Districts.
The Cordish Company has received the highest possible national awards in its various areas of expertise. In real estate, the Cordish Company has received an unprecedented six Urban Land Institute Awards of Excellence.

     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
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